Exhibit 10.31

Stock Enterprises

Services Agreement

This AGREEMENT (“Agreement”), dated this 2nd day of June, 2005, is between Stock Enterprises, PO Box 1414, Bismarck, ND, 58502, (“Stock”), and Sweet Success Enterprises, Inc., 1250 NE Loop 410 Suite 630, San Antonio, TX 78209, a publicly owned corporation (“SWEET SUCCESS”). In consideration of mutual promises made herein and for other good and valuable consideration, Stock and Sweet Success hereby acknowledge the receipt and sufficiency of which, both parties agree as follows:

                1. Duties of Stock: Stock will continue to provide the following Investor Relations and Public Relations services, on a non-exclusive basis, as outlined below, over the course of the term of the Agreement.  These services include, but may not necessarily be limited, to:

•      Assist with effecting wide distribution of all official company press releases and other company news and information that becomes available for public dissemination;

•      Manage and respond to incoming inquiries from shareholders, as directed by company and to potential investors, via mail, phone, fax and the Internet, providing toll-free access;

•      Distribute James Stock’s STOCKTIPS newsletters featuring Sweet Success’s investment opportunity to existing shareholder and investor databases, regularly reporting on Company’s progress, and to entice the support, or encourage their continued support of the Company and in the Company’s public stock;

•      Keep aware o potential financing sources that could be approached for direct investments into the company and make such resources known promptly to Bill Gallagher or his agent;

•      Conduct, from time to time, tele-conferences to update core broker/investor groups, including participation of CEO or other management of Sweet Success, subject to their availability;

•      Remain informed as to the Company and its progress within its industry, and be professional and courteous in serving as a Company liaison when in contact with the investing public;

•      Keep a current “Sweet Success Company Profile” due diligence package for investors, and update as warranted.

•      Accompany Sweet Success management, when requested, to functions such as Annual or Special Shareholder meetings, broker functions, investor conferences (NIBA, SCIA, FSX, Money Show, etc.) and to meet with Broker/Dealers, markets makers or other professionals in Wall Street and the secutires industry.

Note: All original material preparted for distribution by Stock are to be submitted to Sweet Success in advance of distribution, for management approval.

                2. Duties of Sweet Success:

                Compensation for these services is to be paid per one of the following:

•                  In the form of cash compensation, paid monthly, at the rate of $5,000/month;

-or-

•                  In the form of no cash compensation ($0), and 150,000 shares SWTS common stock paid for the term of this agreement, due upon signing, and payable in full within 20 days of signing.

3. Incentive Compensation:

Sweet Success herein agrees to allow Stock to purchase its common stock at approximately 300% and 600%, respectively, above market price, as additional incentive compensation, per the following table:

                                                                                50,000 shares @ $1.00/share

                                                                                50,000 shares @ $2.00/share

These options reflect approximately three  and six times what the current market price of SWTS.  “Market Price” is defined as the closing “Bid” prices as of the date of signing.

Shares purchased via this option exercise may not be legended with more than a one-year restriction before they would be deemed unrestricted shares. Expiration date 12-31-06.

4. Expenses:  All expenses related to issuance of company Press Releases, mailings, faxing, printing, overnight courier and telephone expenses related to communicating to client’s shareholders and prospective shareholders are to be absorbed by Stock.  Regarding any travel and lodging expenses to company-related events, (i.e. shareholder meetings, investor conferences, etc.) they are to be reimbursed by Sweet Success, but subject to pre-approval of such attendance by Bill Gallagher, CEO or other authorized person at the company.  Stock shall promise to use its best efforts to minimize cost of any such travel and related expenses.

5. Term of Services: Sweet Success and Stock enter into this agreement for a twelve-month (12 month) period.  This agreement is renewable upon mutual agreement signed by both parties.

6. Amendment and Modification:  Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by both parties.

7.  Entire Agreement:  This agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this agreement.

8. Agreement Binding: this Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

9.               Attorney’s Fees:  In the even and arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appear therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorney’s fees to be fixed by the arbitrator, trial court and/or appellate court.

10.   Severability:  if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effecting during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid r unenforceable provision as may be legal, valid and enforceable.

11.         Mutual Indemnification:  Sweet Success hereby agrees to indemnify and hold harmless Stock, -and- Stock hereby agrees to indemnify and hold harmless Sweet Success, its partners, employees, agents, representatives, assigns and controlling persons (and other officers, directors, employees, agents, representatives, assigns and controlling persons of each of them) from any and all losses, claims, damages, liabilities, costs and expenses ( and all other actions, suits, proceedings, or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action suite proceeding or claim fro which they are a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of the services pursuant to this agreement so long as either party has not committed intentional of willful misconduct, or shall not have acted grossly negligent, in connection with the services which form the basis of the claim for indemnification.

            12.  Independent Contractor Status: Stock shall perform its services under this contract as an independent contractor and not as an employee of Sweet Success or an affiliate thereof.  It is expressly understood and agreed to by the parties herto that Stock shall have no authority to acto for, or represent or bind Sweet Success or any affiliate there of in any manner, except as provided for expressly in this Agreement or in writing by Sweet Success.

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IN WITNESS THEREOF, the parties above have caused this agreement to be duly executed, as of the day and year set out above.

STOCK ENTERPRISES		SWEET SUCCESS
ENTERPRISES, INC.
(“Stock”)		(“Sweet Success”)

By:	/s/ James Stock	By:	/s/ William J Gallagher
James R. Stock, President			William J Gallagher, Chairman

Date: June 2, 2005			Date: June 2 2005